news                                                          UNIT CORPORATION
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                                7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                      Telephone 918 493-7700, Fax 918 493-7714




                               Contact:     Larry D. Pinkston
                                            President, Treasurer
                                            and Chief Financial Officer
                                            (918) 493-7700



For Immediate Release...
February 18, 2004


                     UNIT CORPORATION REPORTS FOURTH QUARTER
                         AND YEAR-END EARNINGS FOR 2003


     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today its financial and operational results for the fourth quarter and year-end 2003. Year-over-year revenue improved 61%, a record for Unit. Year-over-year earnings per share increased 145% to $1.15 per diluted share. The improvement in revenue and net income was attributable to increases in drilling rig utilization and dayrates, as well as increases in production of oil and natural gas and the price received for those commodities. Drilling rig utilization averaged 62.9 rigs operating during 2003 versus 39.1 rigs operating during 2002. Unit added 13 drilling rigs during the year, bringing its fleet to a record 88 drilling rigs. Unit replaced 166% of its oil and natural gas production, achieving its goal of greater than 150% production replacement for the 20th consecutive year.
     For the fourth quarter of 2003, consolidated net income was $11.8 million, or 27 cents per diluted share, on revenues of $83.0 million. In 2002, net income for the fourth quarter was $6.8 million, or 16 cents per diluted share, on revenues of $55.9 million.
     Net income for the year ended December 31, 2003 was $50.2 million, or $1.15 per diluted share, on revenue of $302.6 million. In 2002, net income was $18.2 million, or 47 cents per diluted share, on revenue of $187.6 million.
     Consolidated cash flow provided by operating activities for the fourth quarter of 2003 was $33.3 million versus $16.3 million for 2002's corresponding period. Cash flow provided by operating activities for the year was $121.7 million versus $70.5 million in 2002.

UNIT DRILLING RESULTS
     Contract drilling revenues increased 57% between the comparative fourth quarters to $53.3 million, due to an increase in dayrates and drilling rig utilization. Drilling rig rates for the fourth quarter averaged $8,128 per day, 10% higher than the comparable quarter of 2002. Contract drilling operating margins per drilling rig averaged $1,815 per day in the fourth quarter of 2003 as compared to $1,440 for the same period in 2002. Higher insurance cost, primarily from workers compensation reserves, negatively impacted operating margins by $449 per day in the fourth quarter of 2003. The average drilling rig utilization was 69.8 rigs in the fourth quarter of 2003, up 47% from 2002's fourth quarter. With the acquisition of 12 drilling rigs during December of 2003, combined with an additional drilling rig that was built and placed into service, Unit's fleet now totals 88 drilling rigs. Currently, 84 of the 88 drilling rigs are operating.
     Between the comparative years, contract drilling revenues increased 55% in 2003 to $183.1 million while drilling rig utilization increased to an average of
62.9 rigs operating during 2003, compared to 39.1 rigs operating during 2002. Contract drilling operating margins increased to 24%, compared to 23% during 2002.

UNIT PETROLEUM RESULTS
     Fourth quarter production was 144,000 barrels of oil and 5,606 million cubic feet (MMcf), a 21% equivalent Mcf increase from the fourth quarter of 2002. Revenues for the fourth quarter were $29.1 million or 39% higher than 2002's fourth quarter. The increase in revenue was due to higher oil and natural gas prices and production.
     Unit's 2003 oil and natural gas production was 516,000 barrels of oil and 20,648 MMcf of natural gas, a 9% equivalent Mcf increase over 2002's production. 2003 oil and natural gas revenues were $116.6 million, a 72% improvement over 2002.
     Average natural gas prices received during the fourth quarter of 2003 increased 18% to $4.40 per thousand cubic feet (Mcf) compared to $3.74 per Mcf during the fourth quarter of 2002. The average oil price received was $26.76 per barrel in the fourth quarter of 2003 compared to $23.24 per barrel in the fourth quarter of 2002, a 15% increase. For the year, the average natural gas price received increased 70% to $4.87 per Mcf compared to $2.87 per Mcf during 2002. The average oil price received was $26.94 per barrel during 2003 compared to $21.54 per barrel in 2002, a 25% increase.
     During 2003, Unit drilled 149 wells, a 55% increase over the number of wells drilled during 2002. Of the 149 wells, 128 wells, or 86%, were completed as producing wells. Unit's total oil and natural gas reserves at December 31, 2003, were 285.0 billion cubic feet equivalent (Bcfe), a 6% increase over 2002. Unit replaced 166% of 2003 production, achieving for the 20th consecutive year the company's goal of replacing at least 150% of production with new oil and natural gas reserves. Unit's three-year average finding cost was $1.65 per Mcfe.

MANAGEMENT COMMENTS
     "We are pleased with our fourth quarter 2003 and year-end results," said John Nikkel, Chairman of the Board and Chief Executive Officer. "During December of 2003, as a result of our acquisition of Serdrilco Incorporated, we acquired 12 additional drilling rigs, a fleet of 12 trucks and a district office and equipment yard in and near Borger, Texas. This acquisition fits nicely with our current drilling operations. Along with a rig that was recently built and placed into service, Unit's drilling rig fleet now stands at 88 drilling rigs, the largest in Unit's history."
     "Within our exploration and production operations, we completed our acquisition of PetroCorp Inc., on January 30, 2004. Including PetroCorp's oil and natural gas reserves, Unit's total oil and natural gas reserve base now consists of 7.8 million barrels of oil and 294.5 Bcf of natural gas, a 27% equivalent increase in total reserves over 2002. We plan to drill aggressively during 2004, with a goal of drilling 165 to 175 wells. Our acquisition, exploration and development drilling capital expenditure budget for 2004 is $95 million, an increase of 30% over 2003."

WEBCAST
     Unit will webcast its fourth quarter earnings conference call live over the Internet on February 18, 2004 at 11:00 a.m. Eastern Time. To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for 90 days.



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     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production and contract drilling. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the projected utilization rates of the company's drilling rigs, the number of wells we intend to drill during the year 2004, the size of our proposed capital budgets, the productive capabilities of the wells, future demand for oil and natural gas, future dayrates, oil and gas reserve information, anticipated production rates from company wells, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.

                                Unit Corporation
                  Selected Financial and Operations Highlights
           (In thousands except per share amounts and operations data)


                                       Three Months Ended        Year Ended
                                           December 31,         December 31,
                                         2002      2003       2002       2003
--------------------------------------------------------------------------------

Statement of Operations:
  Revenues:
      Contract drilling                $ 34,029  $ 53,307  $ 118,173  $ 183,146
      Oil and natural gas                20,973    29,088     67,959    116,609
      Other                                 879       562      1,504      2,829
                                       --------- --------- ---------- ----------
              Total revenues             55,881    82,957    187,636    302,584
                                       --------- --------- ---------- ----------
  Expenses:
      Contract drilling:
          Operating costs                27,719    41,657     91,338    138,762
          Depreciation and
            amortization                  4,767     6,533     14,684     23,644
      Oil and natural gas:
          Operating costs                 5,517     6,401     20,795     25,169
          Depreciation, depletion
            and amortization              5,939     7,879     23,338     27,343
      General and administrative          2,490     2,456      8,712      9,222
      Interest                              226       153        973        693
                                       --------- --------- ---------- ----------
              Total expenses             46,658    65,079    159,840    224,833
                                       --------- --------- ---------- ----------
  Income Before Income Taxes and
    Change in Accounting Principle        9,223    17,878     27,796     77,751
                                       --------- --------- ---------- ----------
  Income Tax Expense:
      Current                            (3,544)     (456)    (3,469)       ---
      Deferred                            5,981     6,583     13,021     28,887
                                       --------- --------- ---------- ----------
              Total income taxes          2,437     6,127      9,552     28,887
                                       --------- --------- ---------- ----------

  Income Before Change in Accounting
    Principle                             6,786    11,751     18,244     48,864
  Cumulative Effect of Change in
    Accounting Principle                   ----      ----       ----      1,325
                                       --------- --------- ---------- ----------
  Net Income                           $  6,786  $ 11,751  $  18,244  $  50,189
                                       ========= ========= ========== ==========
  Income Before Change in Accounting
    Principle Per Common Share:
      Basic                            $    .16  $    .27  $     .47  $    1.12
      Diluted                          $    .16  $    .27  $     .47  $    1.12
  Net Income Per Common Share:
      Basic                            $    .16  $    .27  $     .47  $    1.15
      Diluted                          $    .16  $    .27  $     .47  $    1.15
  Weighted Average Common Shares
    Outstanding:
      Basic                              43,338    43,950     38,844     43,616
      Diluted                            43,632    44,116     39,112     43,773

                                               December 31,   December 31,
                                                   2002           2003
--------------------------------------------------------------------------------
Balance Sheet Data:
    Current assets                             $   51,399     $   72,742
    Total assets                               $  578,163     $  712,925
    Current liabilities                        $   34,532     $   51,811
    Long-term debt                             $   30,500     $      400
    Other long-term liabilities                $    5,439     $   17,893
    Deferred income taxes                      $   86,320     $  127,053
    Shareholders' equity                       $  421,372     $  515,768


                                                        Year Ended
                                                       December 31,
                                                   2002           2003
--------------------------------------------------------------------------------
Statement of Cash Flows Data:
    Cash Flow From Operations
      before Changes in
      Working Capital (1)                      $   70,876     $  129,830
    Net Change in Working Capital                    (329)        (8,118)
                                               -----------    -----------
    Net Cash Provided by Operating
      Activities                               $   70,547     $  121,712
                                               ===========    ===========
    Net Cash Used in Investing
      Activities                               $   72,736     $  132,099
    Net Cash Provided by Financing
      Activities                               $    2,295     $   10,488


                                        Three Months Ended     Year Ended
                                           December 31,        December 31,
                                          2002      2003      2002      2003
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Contract Drilling Operations Data:

    Rigs Utilized                          47.5      69.8      39.1      62.9
    Operating Margins (2)                   19%       22%       23%       24%
    Operating Profit Before
      Depreciation (2) ($MM)           $    6.3  $   11.7  $   26.8  $   44.4

Oil and Natural Gas Operations Data:

    Production
        Oil - MBbls                         126       144       473       516
        Natural Gas - MMcf                4,609     5,606    18,968    20,648
    Average Prices
        Oil -- Bbl                     $  23.24  $  26.76  $  21.54  $  26.94
        Natural Gas - Mcf              $   3.74  $   4.40  $   2.87  $   4.87
    Operating Profit Before
      DD&A (2) ($MM)                   $   15.5  $   22.7  $   47.2  $   91.4

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(1)  Unit Corporation considers Unit's cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company.
(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses by segment excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense. Operating margins are calculated by taking operating profit divided by segment revenues.